Exhibit 99.1

TICC Capital Corp. Adopts Stock Repurchase Program

GREENWICH, CT – 12/18/2014 – TICC Capital Corp. (the “Company”) (NasdaqGS: TICC) announced today that the Company's board of directors has authorized a program for the purpose of repurchasing up to $50 million worth of its common stock. Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its Insider Trading Policies and Procedures and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless extended by the Company's board of directors, the Company expects the repurchase program to be in place until the earlier of June 30, 2015 or until $50 million of the Company's outstanding shares of common stock have been repurchased.

The Company's board of directors authorized the repurchase program because it believes the recent market volatility may cause the Company's common stock to be undervalued from time to time. The timing and number of shares to be repurchased will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any repurchases will be conducted in accordance with the Investment Company Act of 1940, as amended. The Company has not yet been active in the repurchase program and there are no assurances that it will engage in repurchases, but if market conditions warrant, the Company now has the ability to take advantage of situations where the Company's management believes share repurchases would be advantageous to the Company and to its shareholders.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:	Bruce Rubin 203-983-5280

Patrick Conroy 203-983-5282